Exhibit 99.1
WSB Financial Group, Inc. Completes Initial Public Offering
Sale Includes 345,000 Shares Pursuant to Over-Allotment Option
     BREMERTON, Wash., Dec. 21 /PRNewswire-FirstCall/ — WSB Financial Group, Inc. (Nasdaq: WSFG), the bank holding company for Westsound Bank, announced today that it has completed a public offering of 2,645,000 shares of common stock at a price of $16.50 per share, including 345,000 shares pursuant to the exercise in full of the underwriter’s over-allotment option.
     After selling costs and estimated expenses, WSB received net proceeds of approximately $40.5 million in the offering. WSB intends to use the net proceeds to enhance its current capital ratios in order to increase its deposit and loan portfolios, expand operations through the opening of new branches and loan production offices, and for general corporate purposes. Additionally, the company may use a portion of the net proceeds to finance acquisitions of other financial services companies, although it has no present plans in that regard. The company currently plans to contribute a substantial portion of the net proceeds from the offering to the capital of Westsound Bank.
     D.A. Davidson & Co. is the sole book runner for this offering. Copies of the final prospectus relating to this offering may be obtained from D.A. Davidson & Co. — Prospectus Department, 8 Third Street North, Great Falls, MT 59401, (406) 791-7319, or by email from msitzmann@dadco.com.
     A registration statement relating to these securities was declared effective by the United States Securities and Exchange Commission on December 12, 2006. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
     About WSB Financial Group, Inc.
     WSB is a bank holding company headquartered in Bremerton, Washington. Its subsidiary, Westsound Bank, operates seven full service branches and three loan production offices in the west Puget Sound area of Washington. At September 30, 2006, the company had total assets of $338.1 million, net loans of $306.1 million, total deposits of $308.1 million and stockholders’ equity of $20.2 million.
     This release contains forward-looking statements regarding the company’s plans, expectations, goals and outlook for the future. Statements in this release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type involve inherent risk and uncertainties and speak only as of the date of this news release. Various factors that might affect WSB’s financial results are described in the S-1 registration statement.